EXHIBIT 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Cosmos Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock	457(c)	38,461,538 (1)(2)	$0.17(3)	$7,000,000(4)	$.0001120	$771.40
Fees to be Paid	Pre-Funded Warrants	Common Stock	457(g)	38,461,538 (5)	$0.17(6)	$7,000,000(4)	$.0001120	(7)
Fees to be Paid	Warrants	Common Stock	457(g)	76,923,077 (8)	$0.17(6)	$14,000,000(4)	$.0001120	$1,524.80
Total Amount of Registration Fee								$2,296.20
Fees Previously Paid								$648.90
Carry Forward Securities
Carry Forward Securities

	Total Offering Amounts
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due

_____________________________

(1)

There are being registered under this registration statement such indeterminate number of shares of common stock and preferred stock; such indeterminate number of warrants to purchase common stock, preferred stock, and/or units; and such indeterminate number of units as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $7,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. Includes consideration to be received by the registrant, if applicable, for registered securities that are issuable upon exercise, conversion or exchange of other registered securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2)	The number of shares issuable will be determined by the Registrant in connection with, and at the time of, the issuance of the securities.

(3)

Calculated pursuant to Rule 457(c) under the Securities Act based upon the closing price of the Registrant’s common stock as reported on the Nasdaq Capital Market on October 11, 2022 on the proposed maximum aggregate offering price of all securities listed.

(4)	The registration fee for securities to be offered by the Registrant is calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(5)	Represents an aggregate of 38,461,538 shares of Common Stock issuable upon full exercise of the Pre-Funded Warrants.

(6)	The exercise price of the Common Stock Purchase Warrants based upon the closing price of the Common Stock set forth in Note (3) above.

(7)	No additional fee is required as for each Pre-Funded Warrant sold, the number of shares of Common Stock will be decreased on a one-for-one basis.

(8)	Represents an aggregate of up to 76,923,077 shares of Common Stock issuable upon full exercise of the Common Warrants.